Exhibit 10.12

Xiamen International Bank Co., Ltd. Service Agreement

Agreement No.：FZTCN00180052021081701

Party A（Client）：Xiamen EPWK Network Technology Co., Ltd.

Address：Unit 404, No. 359, Chengyi Street, Phase III, Xiamen Software Park, Xiamen

Postal Code：361000

Phone：[*]

Authorized Representative：Guohua HUANG

Party B：Xiamen International Bank Xiamen Branch

Address：Units 1A, 1B, 2A, 2B,Xingang Guangchang, No. 10 Hubin Road North, Siming District, Xiamen

Postal Code：361000

Phone：[*]

Authorized Rerpresentative：Zhirong ZHANG

In order to meet Party A’s needs to manage settlement fund derived from its Platform, Party B provides the "Fenzhangtong" business service according to Party A's entrustment and request. According to the relevant laws and regulations, after friendly negotiation, both parties A and B have reached the following agreement on the relevant matters of this business, for both parties to abide by：

Article 1 Definitions

（I）Definitions：In this agreement, unless the context otherwise explains or the context indicates otherwise, the following terms have the following clear definitions:

       1、 Platform refers to EPWK.com, which is managed and operated by Party A.

2、 Platform Users refere to registered users (including natural persons, legal persons or other legitimate organizations) who rely on the Platform for business transactions and have a unique user ID number on the Platform. Among them, the buyer user refers to the registered user who purchases goods on the Platform, and the seller user refers to the registered user who sells goods on the Platform。

3、“Fenzhangtong” service is the service Party B provides to Party A pursuant to Party A’s entrustment and request, which is based on Party B’s self-developed account sharing system. The service including the opening and management of account registration books for Platform Users, transaction payment, account registration, transaction clearing, and account reconciliation.

4、 Platform User Account Registration Book refers to the independent bookkeeping register set up by Party B for Platform Users on the Fenzhangtong system. The register is bound with the Platform User's own bank settlement account with the same name, and is used to record the Platform User's transaction and capital information ledger. The account register is only a system account, which is used to record the fund balance and flow of each Platform User, and is not a settlement account。

5、 Binding Account refers to the bank settlement account with the same name of the Platform User opened in Party B or other banks that is bound to the account registration book of the Platform User, including the corporate bank settlement account and personal bank settlement account, which distributes or receives payment generated from the Platform User’s designated account for trading funds.

6、  Real-Name Authentication refers to the action of Party B to verify and review the identification materials submitted by Platform Users when Platform Users apply for Platform User account registration books in the Fenzhangtong system.

7、  Fenzhangtong Registration refers to the Fenzhangtong system registering the transaction details in the corresponding buyer or seller user account registration book according to the Platform User's transaction instructions.

    （II）Laws and Regulations：Any reference to any law or regulation in this agreement, unless the context otherwise requires, shall be interpreted as including any current or subsequent effective revision of that law or regulation.

Article 2 Scope and Content of Cooperation

    Party B provides the following services for Party A's Platform based on the "Fenzhangtong" business:

   （I ）Opening and Management of Account Registration Books for Platform Users: Party A’s Platform Users provide corresponding account opening information on the account opening interface of Party B’s system, and Party B calls the real-name authentication interface or manual review function to review the account opening information of Party A’s Platform Users. Once Platform Users pass the review, Party B will open account registration books for Platform Users.

    （II ）Transaction Payment: The buyer user initiates a real-time transaction application through the Platform, Party B Fenzhangtong system receives the application, and after completing the transaction verification, the buyer user completes the payment transaction.

    （III）Fenzhang Registration: Party B's Fenzhang system will register the transaction details in the corresponding buyer or seller user register according to the transaction instructions of the Platform Users.

    （IV）Transaction Clearing: The buyer user completes the transaction payment, and confirms the completion of the transaction through the Platform (such as the buyer confirms receipt, automatic confirmation, etc.), and the Party B Fenzhangtong system automatically clears the transaction funds to the bank settlement account bound by the seller user. For transactions that have not been confirmed to be completed, the funds will be frozen and registered under the buyer's user account register.

    （V）Account Reconciliation and Settlement: Party B’s Fenzhangtong system automatically completes the account reconciliation work with legally qualified clearing institutions and with Party A every working day. If there is a difference in account reconciliation with the clearing institution, the data of the clearing institution shall prevail; in case of discrepancy between accounts, the data in Party B's Fenzhangtong system shall prevail.

Article 3 Party A’s Rights and Obligations

    （I）Party A shall be responsible for the authenticity and legality of transactions on the Platform, and shall take relevant measures to identify the identity of Platform Users, understand the transaction background, and ensure that it does not conduct money laundering, write-offs, third-party Fraud and other illegal activities.

    （II）Party A shall bear the cost of complaints, returns, disputes, punishments, etc. caused by illegal, false, untimely or inaccurate information, poor quality of goods or services provided, or post-transaction problems for transactions on the Platform; Party A shall make compensation for Party B’s losses caused by such issue.

    （III）Party A is responsible for reviewing the authenticity of Platform User qualifications and information registered on Party A’s Platform, responsible for reviewing the authenticity of transaction information on Party A’s Platform, and responsible for the authenticity, accuracy and completeness of Platform information data. Party A shall bear corresponding responsibilities for business risks and losses caused by intentional fraud, forged data or data errors by Party A or Platform Users, and Party A shall compensate Party B for losses caused thereby.

    （IV）Following Party B’s request, Party A shall truthfully provide relevant certification materials and data to Party B, make adjustment according to Party B's policies, and supplement relevant materials at any time.

     （V）Performing and cooperating with Party B in fulfilling the anti-money laundering and anti-terrorist financing obligations. When Party B makes a request based on anti-money laundering and anti-terrorist financing management, Party A is obliged to provide Party B with complete relevant transaction information, transaction certificates and other relevant materials within the past five years.

    （VI）Responsible for the continuous development and safe operation of the technical system of the trading Platform, and responsible for the daily maintenance of all equipment related to the Fenzhangtong business in its own system, to ensure the normal operation of all equipment related to the Fenzhangtong business in its own system.

    （VII）Responsible for accurate and real-time transmission of registration, identity authentication, payment, refund and other applications sent by Platform Users through Party A’s Platform to Party B’s Fenzhangtong system, and timely, secure and confidential transmission of Party B’s system’s response to the Platform Users’ requests. Party A is responsible for the security, confidentiality, authenticity and real-time nature of the information transmission process.

    （VIII）Party A shall implement separate management of its own funds and transaction funds on the Platform to ensure that the transaction funds under Fenzhangtong business services are independent of Party A's own funds.

    （IX）Check with Party B on the accounts of the Fenzhangtong system every day to ensure the accuracy of the system data.

    （X）Party A shall not use Party B's name or materials containing Party B's name or trademark for marketing promotion. The content, form and materials of Party A's external publicity shall not involve Party B. Party A shall not arbitrarily exaggerate the scope of cooperation with Party B or apply Party B's credit, otherwise, Party A shall be solely responsible for the disputes arising therefrom; if Party B suffers losses, Party A shall be liable for compensation to Party B.

     （XI）Party A shall not display the words "deposit", "supervise" or "custodian" of funds by Party B or similar false statements in its relevant business Platform interface, transaction documents and external publicity materials.

（XII）Party A shall clarify to the Platform Users (including buyer users and seller users) the responsibility boundaries and liability limits of Party B, and truthfully inform the Platform Users:

1、Party B only provides Party A with Fenzhangtong services based on this agreement;

2、Party B shall not undertake any review responsibility for the authenticity of transactions and transaction information under the Platform, nor shall it be responsible for the authenticity, accuracy and completeness of transaction information and data on the Platform; any disputes arising from transactions on the Platform shall have nothing to do with Party B. Platform Users should make their own judgments on the authenticity, legality and feasibility of the transaction itself, and take risks.

3、When Party B receives a transaction request issued by Party A’s Platform and confirmed by the Platform User through the transaction password or SMS verification code, it is deemed that the authenticity of the Platform User’s transaction intention has been fully confirmed, and Party B will execute the relevant instructions accordingly and will not be responsible for any risks arising from the transaction.

     （XIII）When Party A suspends or terminates the Platform business, it shall formulate a comprehensive business liquidation and disposal plan and notify Party B at least 30 working days in advance.

     （XIV）Miscellaneous

1、Party A guarantees that any application received by Party B has been fully and effectively authorized by the relevant person (including but not limited to the transaction buyer, transaction seller, other intermediaries, etc.), and any disputes caused by Party A’s failure to obtain the corresponding authorization shall be resolved solely by Party A Party and has nothing to do with Party B;

2、All information provided by Party A to Party B (including but not limited to information on Party A and transaction users on Party A’s Platform) is true, accurate and legal. Any disputes, litigation and losses caused by the wrong information submitted by Party A shall be fully borne by Party A.

Article 4 Party B’s Rights and Obligations

     （I）During the term of this agreement, Party B shall provide Party A's Platform and Platform Users with Fenzhangtong services in accordance with this agreement. However, Party B does not intervene in any transaction disputes between Party A and Platform Users, and does not assume any responsibility related to transactions. Party B shall not provide any form of identification, certification services or any other related services for the corresponding subject matter of the transaction on the Platform, and shall not provide commitments or assume any guarantee responsibility for the authenticity, quality, and reasonable price of the transaction subject matter.

     （II）If the user account, password, key and/or digital certificate of Party A’s Platform Users are leaked or used by unauthorized persons, after Party A notifies Party B in writing, Party B shall immediately take reasonable measures (including but not limited to temporarily freezing the funds to be settled by Party A, transactions, and Platform User rights, etc.) to avoid the esclation of losses.

     （III）Party B has the right to review Party A from the perspectives of risk status, business legality, website content, account information security, etc. in accordance with relevant business rules and laws and regulations; In case of money laundering, gambling or cash out, Party B has the right to unilaterally suspend the Fenzhangtong service without any liability to Party A.

     （IV）If Party B finds that there are abnormal or large-value transactions on Party A's Platform, Party B has the right to require Party A to provide reasonable, legal and effective transaction evidence. Before Party A fails to provide relevant evidence as required, Party B has the right to temporarily close the interface between the Fenzhangtong system and the Platform; if Party A fails to provide evidence as required, or causes Party B to incur corresponding losses, Party A shall fully compensate Party B losses, and Party B has the right to completely close the interface between the Fenzhangtong system and the Platform and terminate this agreement.

     （V）Responsible for the development, operation and maintenance of Party B's system to ensure the stability of the Fenzhangtong system.

     （VI）In the process of registering the account registration book of users, the Platform User transaction password is independent of Party A and stored in Party B's system, and the corresponding information is modified according to the Platform User's instructions.

    （VII）Party B has the right to review and continue to monitor Party A’s web pages and promotional materials with content related to Party B. Once Party A is found to have violated this agreement, Party B has the right to request Party A to immediately cancel the relevant content and require Party A to bear the corresponding responsibility in accordance with this agreement.

    （VIII）Party B has the right to decide to modify and upgrade the functions and services of the fund management service and temporarily suspend the provision of services according to the needs of system changes and upgrades but shall notify Party A in advance and announce the date of resumption.

    （IX）During the term this agreement, Party B has the right to unilaterally adjust the fees stipulated in Article 5, but Party A must be notified at least one month in advance; if Party A does not agree to the fee adjustment, Party B has the right to unilaterally terminate this agreement and completely close Fenzhangtong interface between the system and the Platform.

Article 5 Payment

     （I）Payment Method

1、Party A shall pay Party B a service fee for the Fenzhangtong service provided by Party B. The charging standard and method are as follows（Please see the charging standard of Fenzhangtong in the banking service price catalog）:

Paty A Payment Method：

Deposit（receipt）：

WeChat/Alipay Fee Rate：

Alipay offline 0.38%；

WeChat online 0.80%；

WeChat off line0.38%.

Union Pay Fee Rate:

Debit Card 0.4%;

Credit Card 0.6%

People’s Bank (small amount)： ¥0.5/time （less than ¥50,000）

People’s Bank (large amount)： ¥5.5/time （more than than ¥50,000）

Super Online Banking： ¥0.5/time （less than ¥50,000）

Miscellaenous”

Three Factors Authentication： ¥0.5/time

Four Factors Authentication： ¥0.5/time

Enterprise Authentication： ¥0.5/time

 2、Party A shall pay Party B the Fenzhangtong service fee of the previous natural month within the first five working days of each month, and Party B shall issue a legal VAT special invoice to Party A within 30 days after Party A pays the fee. Before Party B issues a special value-added tax invoice to Party A for the first time, Party A shall provide Party B with relevant tax-related information required for invoicing.

 3、If there is any discrepancy between Party A and Party B during the verification process of the service fee, the data provided by Party B shall prevail for the calculation and collection of the fee.

 4、Party B has the right to deduct the Fenzhangtong service fee from the following accounts of Party A：

Beneficiary：Xiamen EPWK Network Technology Co., Ltd.

Account No.：[*]

Bank Branch：Xiamen International Bank Xiamen Branch Tong’an Office

 5、If Party A fails to pay the service fee of Fenshangtong in full and in a timely manner as stipulated in this agreement, Party B has the right to directly deduct the corresponding amount from Party A's own fund account, and has the right to stop the Fenshangtong business service until Party A makes up the fee payment.

   6、If this agreement is terminated early, Party A shall pay off all the fees owed to Party B on the date of early termination. For the service fees that Party B has collected before the early termination, Party B is not required to refund Party A.

Article Six Force Majeure

    （I）During the term of this agreement, the following events constitute force majeure that renders Party B unable to perform its obligations under this agreement due to natural disasters and other reasons: due to changes in laws and regulations, major national policy adjustments, bank internal business strategy adjustments, any external communication or computer system failure, shutdown or paralysis, war, and fire, rainstorm, earthquake, hurricane.

     （II）During the term of this agreement, if the above-mentioned force majeure event occurs, Party B has the right to terminate this agreement and notify Party A. Both parties shall be responsible for explaining the situation to the customer in a timely manner, and jointly solve the problem through consultation. If one of the two parties incurs loses due to the circumstances stipulated in this agreement, the other party shall not bear any form of responsibility. The party affected by the above situation shall take reasonable and possible measures as soon as possible after learning of the occurrence of the relevant situation to avoid further expansion of losses.

Article 7 Termination

     （I） In case of any of the following circumstances, Party B has the right to immediately suspend or terminate the Fenzhangtong business cooperation without any liability for breach of contract, and has the right to recover Party B’s losses caused by these circumstances:

1、Dishonest operation, stealing, and defrauding Platform Users' funds; assisting the seller in stealing and defrauding the buyer's funds and other illegal operations; forging Platform transaction information or transaction information lacking a real transaction background; suspected of money laundering, illegal fundraising, and illegal absorption of public deposits.

2、Significant changes in Party A's business qualifications, equity structure, senior management personnel, business scale, financial status, etc. render it no longer meet the Party B’s standards and thus inappropriate for the two parties to continue cooperation.

3、There are too many transaction disputes in Party A’s Platform transactions (more than 3 times in one quarter).

4、Party A and its Platform have risk events that affect the reputation of Party B, including but not limited to serious negative online influence on the Platform, being ordered by relevant departments to stop relevant business or not allowing payment and settlement.

5、If Party A fails to provide real and effective contact information or Party A fails to notify Party B in time due to the change or termination of business or contact information, Party B or trading users cannot get in touch with Party A and cannot get timely feedback.

6、Party A uses the name of Party B for marketing promotion, or Party A conducts marketing promotion with materials containing Party B’s name or trademark content, or Party A’s external publicity content, form, and materials involve Party B.

7、The operation of Party A’s Platform system is unstable, and there have been many system failures and process problems that affect the normal service of Party B’s Fenzhangtong system.

8、Party B conducts regular/irregular, on-site/off-site inspections of Party A's operations and Platform operations, and Party A refuses to cooperate.

     （II） This agreement can be terminated early if both parties reach a consensus through negotiation or meet the conditions for early termination of Party B stipulated in this agreement. If Party B exercises the right of early termination, the cooperation between the two parties under this agreement shall be terminated from the date when Party B sends the early termination notice to Party A. The provisions of this agreement regarding account liquidation, confidentiality responsibility, liability for breach of contract, and dispute resolution shall survive the termination.

Article 8 Liabilities

      （I）If Party B breaches the contract, Party A has the right to require Party B to compensate the actual loss and the cost of claiming the actual loss.

      （II）If Party A breaches the contract, Party B has the right to stop providing relevant services to Party A, and require Party A to compensate it for the actual loss and the cost of claiming the actual loss.

     （III）The costs of claiming the actual damages include, but are not limited to, legal costs, attorneys' fees, travel expenses, and other related expenses.

     （IV）If the breach of contract is caused by force majeure, the parties shall not be liable to each other for compensation, but the losses of the other party caused by the failure to perform the notification obligation cannot be exempted.

   （V）The failure of any party to exercise its rights or take any action in response to the breach of the contract by the other party shall not be deemed to be a waiver of rights or a waiver of the responsibility or obligation. All waivers must be made in writing.

Article 9 Miscellaneous

     （I）Both Party A and Party B shall keep confidential the other party’s new product (or system) design plan and major business and shall not provide it to a third party without the written consent of the other party, unless relevant laws or regulatory agencies so requires or the information is provided to the party’s outside consultants.

     （II）If Party A and Party B encounter major unexpected problems during the implementation of the business, they should report to the relevant regulatory authorities in a timely manner.

     （III）Due to changes in relevant national policies, changes in the settlement system, or in the process of performing the agreement, if the service stipulated in this agreement becomes inconsistent with relevant laws, regulations, policies, the two parties should modify or supplement this agreement through negotiation and implement the requirement of the regulatory authorities for approvals. If one of the parties violates the terms of this agreement, indicating that this agreement cannot be performed at all, and the breaching party still fails to affix its seal within a reasonable period given by the other party, the other party has the right to terminate the agreement, and the relevant losses caused by the breaching party shall be borne by the breaching party.

     （IV）This agreement will come into effect on the day when it is signed by the authorized signatories of both parties and affixed with the official seal of the party. This agreement is valid for one year, counting from the effective date of this agreement. If there is no early termination before the expiration of the agreement, and neither party raises any objection within 30 working days before the expiration date of the agreement, the agreement will be automatically renewed for one year upon expiration.

    （V）This Agreement shall be governed by the laws of the People's Republic of China (excluding the laws of Hong Kong, Macau, and Taiwan). All disputes arising from or related to this agreement shall be settled by both parties through negotiation. If the negotiation fails, the people's court where Party A is located shall have jurisdiction.

     （VI）The appendix of this agreement are an integral part of this agreement and will come into effect when signed.

    （VII）The original of this agreement is in duplicate, each party holds one copy, and each copy has the same legal effect.

Party A （Seal）	Party B （Seal）
Authorized Representative	Authorized Representative
（Seal of Guohua HUANG）	(Seal of Zhirong ZHANG)
Date: August 17, 2021
Place: Xiamen